Exhibit 99.1
NEWS ANNOUNCEMENT                     FOR IMMEDIATE RELEASE

PERFUMANIA HOLDINGS REPORTS THIRD
QUARTER EPS OF $0.04 ON NET SALES OF $125 MILLION

BELLPORT, N.Y., December 13, 2016 - Perfumania Holdings, Inc. (NASDAQ: PERF) (“Perfumania” or the “Company”) a U.S. specialty retailer and distributor of fragrances and related beauty products, today reported operating results for the fiscal 2016 third quarter and year-to-date, representing the thirteen weeks and thirty-nine weeks ended October 29, 2016, respectively.

($ in thousands, except per share data & percentage)	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 29, 2016	October 31, 2015	October 29, 2016	October 31, 2015
Net sales retail	$50,049	$58,763	$156,075	$196,085
Net sales wholesale	75,134	83,212	171,267	183,406
Total net sales	$125,183	$141,975	$327,342	$379,491

Gross profit retail	$24,074	$30,301	$77,531	$98,296
Gross profit wholesale	35,194	35,984	78,530	81,523
Total gross profit	$59,268	$66,285	$156,061	$179,819

Gross profit margin	47.3%	46.7%	47.7%	47.4%
Income (loss) from operations	$2,536	$4,876	($11,508)	($8,631)
Net income (loss)	$688	$3,028	($16,737)	($13,934)
Net income (loss) per basic and diluted common share	$0.04	$0.20	($1.08)	($0.90)

Michael Katz, President and Chief Executive Officer of Perfumania, commented, “In the third quarter we saw a continuation of many of the trends we have experienced over the last several quarters, most notably a cautious consumer sentiment across our retail network coupled with a highly promotional retail environment. Despite these challenges, we were able to maintain our overall gross margin, improve our cost structure and begin to address key strategic areas noted for improvement, including refocusing our brand projection and marketing and take additional steps to drive customer acquisition and retention.

“Customer traffic at many of our retail locations remained challenged during the third quarter, predominantly at store locations in B and C rated malls and tourist-dependent areas, including Puerto Rico and Florida. In order to navigate the difficult retail environment, throughout fiscal 2016 we have focused on optimizing our retail footprint by closing marginal and underperforming Perfumania stores and year-to-date, we have closed 21 locations and expect to close additional stores in the balance of fiscal 2016. Such store closures continue to impact retail net sales, though we are moving toward a more profitable overall revenue mix from our remaining retail footprint. In addition, by focusing on our best locations we are better allocating operating, marketing, merchandising and financial resources. On an overall basis, Perfumania retail stores sales declined 5.7%, which reflects the year-over-year decline in the store base, while comparable store sales declined by 1.7%, which largely reflects the weaker discretionary spending by consumers since earlier this year.

“We have initiated a range of operational efficiencies and building new and diversified revenue sources and are in the process of identifying other strategies intended to further promote our omni-channel capabilities, grow our e-commerce sales, elevate our brand appreciation and increase foot traffic and transaction volume at our stores. These programs are being aided by the completion of the first phase of our technology initiative. As a result, we have a more efficient technology infrastructure and better support to continue to expand our omni-channel capabilities and further evolve and upgrade the guest experience at our retail locations, improve our e-commerce site performance and cross-promotion and cross-sale efforts while creating a superior, seamless consumer experience across all channels.

Mr. Katz, concluded, “We believe our focus and execution against our key priorities of driving improved profitability and operational efficiencies, right sizing our retail footprint, transitioning our brand portfolio, improving our customer experience, investing in the growth and development of our brands and achieving added benefits from our recent IT systems implementations, is appropriately positioning the Company.”

Operating Review
Net sales during the thirteen weeks ended October 29, 2016 decreased 11.8%, compared to the third quarter of fiscal 2015, due primarily to fewer stores in operation, as the average number of stores operated was 295, compared to 320 in the prior year period, as well as lower mall traffic and overall customer demand.

Retail segment sales decreased 14.8% to $50.1 million, compared with last year’s third quarter due to the transition of our largest consignment account to a wholesale customer as well as fewer Perfumania stores and lower foot traffic compared with last year’s third quarter. Perfumania retail sales decreased from $48.8 million in the third quarter of fiscal 2015 to $46 million in the same period in fiscal 2016.

Wholesale segment net sales decreased 9.7% to $75.1 million, compared to last year’s third quarter due to lower customer demand. This included decreased sales for Quality Fragrance Group, from $53.0 million in the third quarter of fiscal 2015 to $50.4 million in the same period in fiscal 2016. Parlux sales decreased from $30.2 million in the third quarter of 2015 to $24.6 million in the same period in fiscal 2016.

As a result of lower retail net sales, gross profit during the third quarter of fiscal 2016 was $59.3 million, a decrease of 10.6% compared to last year’s third quarter. Gross profit margin, however, increased by 60 basis points, from 46.7% in the third quarter of fiscal 2015 to 47.3% in the third quarter of fiscal 2016 due to improved wholesale gross profit margin of 360 basis points. The increase in wholesale gross profit margin is due to the reversal of inventory reserves related to Scents of Worth.

Total operating expenses were $56.7 million during the third quarter, a decrease of 7.6%, compared to last year’s third quarter on the back of recently enacted efforts to streamline operations and lower sales-related expenses as the Company had 25 fewer stores in operation this year as compared to the same period last year. This was offset by higher provision for bad debts and litigation settlement costs.

This led to net income of $0.7 million during the third quarter of fiscal 2016, compared to net income of $3 million during last year’s third quarter.

Balance Sheet and Liquidity
Net cash used in operating activities during the thirty-nine weeks ended October 29, 2016 was approximately $25.2 million, compared with approximately $22.2 million during the prior year period, reflecting increased year-to-date net loss and changes in the Company’s working capital.

As of October 29, 2016, the Company was in compliance with all financial and operating covenants under its $175 million Senior Credit facility. As of October 29, 2016, the Company had $75.7 million available to borrow under the Senior Credit Facility, which includes $25 million for letters of credit, based on the borrowing base at that date.

Donna Dellomo, VP & Chief Financial Officer, commented, “We believe that we will be able to show positive operating momentum following the various initiatives put in place over the last several quarters to better fully align the Company with the current business environment and opportunities that lie ahead.

“With our added focus on disciplined expense management, including recent company-wide headcount and Perfumania store footprint adjustments, efforts to drive efficiencies in promotional spending and sales mix to emphasize a greater percentage of owned and licensed brands and greater utilization of our vertically integrated retail and wholesale operations, we are putting in place an operational structure that will appropriately position the Company. This is reflected in our ability to better align our costs with the decrease in sales over the third quarter and generate an improvement in our third quarter gross profit margin of 60 basis points to 47.3%.”

About Perfumania Holdings, Inc.
Perfumania Holdings, Inc. (NASDAQ: PERF) is the largest specialty retailer and distributor of fragrances and related beauty products across the United States. Perfumania has a 30 year history of innovative marketing and sales management, brand development, license sourcing and wholesale distribution making it the premier destination for fragrances and other beauty supplies. As of October 31, 2016 the Company operated 294 corporate-owned retail stores as well as e-commerce, specializing in the sale of fragrances and related products across the United States, Puerto Rico, and the U.S. Virgin Islands. The Company also operates a wholesale distribution network, selling to mass retail, department stores as well as domestic and international distributors. For additional information please visit www.perfumaniaholdings.com or contact us at perf@jcir.com.

Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “may,” “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” “objective,” “assume,” “strategies” and other words and terms of similar meaning. Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks and uncertainties. We caution readers that any forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement. Among the factors that could cause actual results, performance or achievement to differ materially from those described or implied in the forward-looking statements are our ability to service our obligations, our ability to comply with the covenants in our Senior Credit Facility, any deterioration of general economic conditions, including weaker than anticipated discretionary spending by consumers, competition, the ability to raise additional capital to finance our expansion and other factors included in our filings with the SEC. Copies of our SEC filings are available from the SEC or may be obtained upon request from us. You should also consider carefully the statements under “Risk Factors” in our Form 10-K which address additional factors that could cause our actual results to differ from those set forth in the forward-looking statements and could materially and adversely affect our business, operating results and financial condition. We cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. The forward-looking statements speak only as of the date on which they are made, and, except to the extent required by federal securities laws, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

Contact:
Perfumania Holdings, Inc.                JCIR
Donna Dellomo                        Joseph Jaffoni / Norberto Aja / Nicole Briguet
VP & Chief Financial Officer                (212) 835-8500
(631) 866-4157                        perf@jcir.com

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PERFUMANIA HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in thousands, except share and per share amounts)

	October 29, 2016	January 30, 2016
	(unaudited)
ASSETS:
Current assets:
Cash and cash equivalents	$2,120	$5,640
Accounts receivable, net of allowances of $3,016 and $1,233 as of October 29, 2016 and January 30, 2016, respectively	53,157	29,602
Inventories	223,198	221,336
Prepaid expenses and other current assets	11,512	9,862
Total current assets	289,987	266,440
Property and equipment, net	23,468	25,892
Goodwill	38,769	38,769
Intangible and other assets, net	17,228	19,945
Total assets	$369,452	$351,046

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$41,419	$32,175
Accounts payable – affiliates	160	300
Accrued expenses and other liabilities	30,816	33,205
Current portion of obligations under capital leases	1,347	1,248
Total current liabilities	73,742	66,928
Revolving credit facility	38,290	13,078
Notes payable – affiliates	125,366	125,366
Long-term portion of obligations under capital leases	217	1,223
Other long-term liabilities	64,544	60,474
Total liabilities	302,159	267,069
Commitments and contingencies
Shareholders' equity
Preferred stock, $0.10 par value, 1,000,000 shares authorized; as of October 29, 2016 and January 30, 2016, none issued	—	—
Common stock, $0.01 par value, 35,000,000 shares authorized; 16,392,012 shares issued as of October 29, 2016 and January 30, 2016	164	164
Additional paid-in capital	222,014	221,961
Accumulated deficit	(146,308)	(129,571)
Treasury stock, at cost, 898,249 shares as of October 29, 2016 and January 30, 2016	(8,577)	(8,577)
Total shareholders’ equity	67,293	83,977
Total liabilities and shareholders’ equity	$369,452	$351,046

PERFUMANIA HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
($ in thousands, except share and per share amounts)

	Thirteen Weeks Ended	Thirteen Weeks Ended	Thirty-Nine Weeks Ended	Thirty-Nine Weeks Ended
	October 29, 2016	October 31, 2015	October 29, 2016	October 31, 2015
Net sales	$125,183	$141,975	$327,342	$379,491
Cost of goods sold	65,915	75,690	171,281	199,672
Gross profit	59,268	66,285	156,061	179,819
Operating expenses:
Selling, general and administrative expenses	54,647	58,612	160,908	180,279
Share-based compensation expense	13	43	53	217
Depreciation and amortization	2,072	2,754	6,608	7,954
Total operating expenses	56,732	61,409	167,569	188,450
Income (loss) from operations	2,536	4,876	(11,508)	(8,631)
Interest expense	(1,848)	(1,848)	(5,229)	(5,303)
Income (loss) before income tax provision	688	3,028	(16,737)	(13,934)
Income tax provision	--	--	--	--
Net income (loss)	$688	$3,028	$(16,737)	$(13,934)
Net income (loss) per common share:
Basic and diluted	$0.04	$0.20	$(1.08)	$(0.90)

Weighted average number of common shares outstanding:
Basic	15,493,763	15,493,763	15,493,763	15,488,702
Diluted	15,493,763	15,494,973	15,493,763	15,488,702

PERFUMANIA HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
($ in thousands)

	Thirty-Nine	Thirty-Nine
	Weeks Ended	Weeks Ended
	October 29, 2016	October 31, 2015

Cash flows from operating activities:
Net loss	$(16,737)	$(13,934)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of deferred financing costs	257	257
Depreciation and amortization	6,608	7,954
Provision (recovery) for losses on accounts receivable	1,791	(181)
Share-based compensation	53	217
Changes in operating assets and liabilities:
Accounts receivable	(25,346)	(32,315)
Inventories	(1,862)	(3,371)
Prepaid expenses and other assets	(757)	247
Accounts payable	9,244	11,823
Accounts payable-affiliates	(140)	639
Accrued expenses and other liabilities and other long-term liabilities	1,681	6,444
Net cash used in operating activities	(25,208)	(22,220)
Cash flows from investing activities:
Additions to property and equipment	(2,617)	(5,253)
Net cash used in investing activities	(2,617)	(5,253)
Cash flows from financing activities:
Net borrowings under bank line of credit	25,212	27,966
Principal payments under capital lease obligations	(907)	(793)
Proceeds from exercise of stock options	--	57
Net cash provided by financing activities	24,305	27,230
Net decrease in cash and cash equivalents	(3,520)	(243)
Cash and cash equivalents at beginning of period	5,640	1,533
Cash and cash equivalents at end of period	$2,120	$1,290

Supplemental Information:
Cash paid during the period for:
Interest	$802	$1,084
Income taxes	$272	$611

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